EXHIBIT 4.7

                            SAMPLE WARRANT AGREEMENT
Neither these Warrants nor the shares of Common Stock issuable on exercise of these Warrants have been registered under the Securities Act of 1933, as amended (the "Act") or applicable state securities laws. None of such securities may be sold, assigned, pledged, transferred or otherwise disposed of in the absence of registration under the Act and registration or qualification under applicable state securities laws, or an opinion of counsel acceptable to the Company to the effect that such registrations or qualifications are not required.

                              MEDIX RESOURCES, INC.
                        1999 SERIES _ WARRANT CERTIFICATE
                           DATE ISSUED: ________, 1999



Number of  Warrants: ________

Holder: ___________

Address: ____________

Telephone number: _____________


THIS CERTIFIES THAT the holder of this Certificate named above ("Holder") is entitled to purchase from MEDIX RESOURCES, INC., a Colorado corporation (hereinafter called the "Company"), on or after __________ and prior to __________, at $____ per share, the number of shares of the Company's common stock set forth above ("Common Stock"). The Warrants and all rights thereunder shall expire on _______________. However, if the closing or last price of the Common Stock as reported on the OTC Bulletin Board or other recognized quotation system is $______ or above for ten consecutive trading days after ___________, the Company, at its option, may upon thirty (30) days prior notice to the Holder, re-purchase the Warrants from the Holder, at a re-purchase price of $.01 per Warrant, if they are not exercised within such 30-day period or prior to the end of the three-year exercise period of the Warrants, whichever is shorter. The further terms and conditions of the Warrants are as follows:

1. These Warrants and the Common Stock issuable on exercise of these Warrants (the "Underlying Shares") may be transferred, sold, assigned or hypothecated, only if registered by the Company under the Securities Act of 1933 (the "Act") and registered or qualified under any applicable state securities laws, or if the Company has received from counsel to the Holder who is reasonably satisfactory to the Company a written opinion which is reasonably satisfactory to the Company to the effect that registration of the Warrants or the Underlying Shares is not necessary in connection with such transfer, sale, assignment or hypothecation. Certificates evidencing the Warrants and the Underlying Shares shall be appropriately legended to reflect this restriction and stop transfer instructions shall apply.

2. Any permitted  assignment of any Warrants  shall be effected by the Holder by
(i) executing a form of assignment in the form furnished by the Company, (ii) surrendering the Warrant Certificate for cancellation at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), accompanied by the opinion of counsel referred to above, and (iii) unless in connection with an effective registration statement which covers the sale of the Warrants and or the Underlying Shares, delivery to the Company of a statement by the transferee (in a form acceptable to the Company and its counsel) that such Warrants are being acquired by the transferee for investment and not with a view to its distribution or resale, whereupon the Company shall issue, in the name or names specified by the Holder (including the Holder) new Warrant Certificates representing in the aggregate rights to purchase the same number of Shares as are purchasable under the Warrant Certificate surrendered. Such Warrants shall be exercisable immediately upon any such assignment of the number of Warrants assigned. The transferor will pay all relevant transfer taxes. Replacement Warrant Certificates shall bear the same legend as is borne by this Certificate

     3. The term "Holder" should be deemed to include any permitted record transferee of this Warrant.

     4. The Company covenants and agrees that all shares of Common Stock which may be issued upon exercise hereof will, upon issuance, be duly and validly issued, fully paid and non-assessable and no personal liability will attach to the holder thereof. The Company farther covenants and agrees that, other than as disclosed to the Holder at the time of its purchase of the Warrants, during the periods within which this Warrant may be exercised, the Company will at all times have authorized and reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants.

    5. The Warrants shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.

     6. In the event that as a result of reorganization, merger, consolidation, liquidation, recapitalization, stock split, combination of shares or stock dividends payable with respect to such Common Stock, the outstanding shares of Common Stock of the Company are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of the Company or of another corporation, then appropriate adjustments in the number and kind of such securities then subject to the Warrants and/or the exercise price of the Warrants shall be made effective as of the date of such occurrence so that both the position of the Holder upon exercise and the total exercise price payable on such exercise will be the same as they would have been had Holder owned immediately prior to the occurrence of such events the Common Stock subject to the Warrants. Such adjustment shall be made successively whenever any event listed above shall occur and the Company will notify the Holder of the Warrants of each such adjustment. Any fraction of a share resulting from any adjustment shall be eliminated and the price per share of the remaining shares subject to the Warrants adjusted accordingly.

7. The rights represented by this Warrant Certificate may be exercised at any time within the period above specified by (i) surrender of this Warrant Certificate at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder), (ii) payment to the Company of the exercise price for the number of Shares the represented by the Warrants then held by the Holder, together with any applicable stock transfer taxes, and (iii) unless in connection with an effective registration statement which covers the sale of Underlying Shares, the delivery to the Company of a statement by the Holder (in a form acceptable to Company and its counsel) that such Underlying Shares are being acquired by the Holder for investment and not with a view to their distribution or resale.

     The certificates for the Common Stock so purchased shall be delivered to the Holder within a reasonable time, not exceeding three business days after all requisite documentation has been provided, after the rights represented by this Warrant Certificate shall have been so exercised, and shall bear a restrictive legend with respect to any applicable securities laws.

8. This Warrant Certificate shall be governed by and construed in accordance with the laws of the State of Colorado. The Colorado courts shall have exclusive jurisdiction over this instrument and the enforcement thereof. Service of process shall be effective if by certified mail, return receipt requested. All notices shall be in writing and shall be deemed given upon receipt by the party to whom addressed. This instrument shall be enforceable by decrees of specific performances well as other remedies.

IN WITNESS  WHEREOF,  MEDIX  REOSURCES,  INC.  has caused this  Warrant
Certificate to be signed by a duly authorized officer, and to completed and dated as of the date first written above.

                                          MEDIX RESOURCES, INC.


                                          By: ___________________
                                          Title: